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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-137694 on Form S-1 of our report dated March 31, 2005 (April 20, 2006, as to the effects of the restatement discussed in Note 2) relating to the financial statements and financial statement schedule of Cray Inc. appearing in the Annual Report on Form 10-K of Cray Inc. for the year ended December 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 2) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
November 22, 2006